Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Municipal Bond Fund, which was held on November 7, 2001, the following actions were taken:
Item 1. Trustees of the Trust were elected as follows:
Nominee
Number of Shares
For
Withhold
Authority
Jeffrey L. Shames 94,556,132.665 1,867,739.169
John W. Ballen 94,567,402.793 1,856,469.041
Lawrence H. Cohn 94,474,174.889 1,949,696.945
J. David Gibbons 94,396,678.942 2,027,193.192
William R. Gutow 94,531,381.302 1,892,490.532
J. Atwood Ives 94,571,204.034 1,852,667.800
Abby M. O'Neill 94,445,551.237 1,978,320.597
Lawrence T. Perera 94,553,716.351 1,870,155.483
William J. Poorvu 94,477,169.082 1,946,702.752
Arnold D. Scott 94,566,777.696 1,857,094.138
J. Dale Sherratt 94,516,379.443 1,907,492.391
Elaine R. Smith 94,528,624.642 1,895,247.192
Ward Smith 94,502,748.348 1,921,123.486
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 84,886,018.014
Against 3,619,194.838
Abstain 4,097,686.875
Broker non-votes 14,472,775.000
Item 3. The amendment or removal of certain fundamental investment policies.
Number of Shares
For 72,706,131.520
Against 2,639,157.239
Abstain 3,957,049.075
Broker non-votes 17,121,534.000
Results of Shareholder Meeting (Unaudited) - continued
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 90,905,647.119
Against 1,983,767.589
Abstain 3,534,457.126
Item 5. The approval of a new management fee.
Number of Shares
For 69,034,023.995
Against 5,798,049.351
Abstain 4,470,264.488
Broker non-votes 17,121,534.000
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending
August 31, 2002.
Number of Shares
For 93,027,182.339
Against 842,766.961
Abstain 2,553,922.534